April 8, 2011	EXHIBIT 99.1

EAGLE ROCK ENERGY PARTNERS, L.P. TO PRESENT AT THE 2011 IPAA OIL AND GAS INVESTMENT SYMPOSIUM IN NEW YORK

HOUSTON – Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) announced today that Joseph A. Mills and Jeffrey P. Wood, the Chief Executive Officer and Chief Financial Officer of Eagle Rock Energy G&P, LLC, respectively, will be presenting at the 2011 IPAA Oil and Gas Investment Symposium in New York on Wednesday, April 13 at 1:35pm Eastern Time.  In addition, Mr. Mills and Mr. Wood will be conducting investor meetings at the conference.  Eagle Rock Energy G&P, LLC is the general partner of the Partnership’s general partner.

A live version of the webcast and the accompanying presentation materials will be available on the Partnership's website at www.eaglerockenergy.com under the Investor Relations tab. In addition, a replay of the webcast will be available on the Partnership's website for 90 days after the original webcast is concluded.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations